Exhibit 99.1

News Release

IGT Announces Receipt of Requisite Consents

for Its $500 Million 7.50% Notes Due 2019 and Extension of Its

Consent Solicitation for Its $300 Million 5.50% Notes Due 2020

(LAS VEGAS — October 21, 2014) — International Game Technology (“IGT”) today announced the results of its consent solicitation from holders of the three series of Notes described in the table below (together, the “Notes”) with respect to proposed amendments relating to each series of the Notes. Pursuant to the terms of the Consent Solicitation Statement dated October 8, 2014, (the “Solicitation Statement”) the consent solicitation was originally scheduled to expire at 5:00 p.m., New York City time, on October 20, 2014 (the “Original Expiration Date”).

Title of Security	Principal Amount Outstanding	CUSIP No.	ISIN No.
7.50% Notes due 2019 (the “2019 Notes”)	$500,000,000	459902 AR3	US459902AR30
5.50% Notes due 2020 (the “2020 Notes”)	$300,000,000	459902 AS1	US459902AS13
5.35% Notes due 2023 (the “2023 Notes”)	$500,000,000	459902 AT9	US459902AT95

IGT received the requisite consents from holders of a majority in outstanding principal amount of the 2019 Notes. As a result, IGT executed an amendment to the supplemental indenture with respect to the 2019 Notes effecting the proposed amendments, which amended the terms of the Notes as follows:

•                  Excluding the merger of IGT and GTECH from the definition of “Change of Control”; and

•                  After the merger, applying the definition of “Change of Control” to the post-merger parent of IGT (“Holdco”) other than permitted holders, and permitting Holdco to furnish the financial reports that are currently required to be furnished by IGT.

The consent fee of $2.50 in cash per $1,000 principal amount of the 2019 Notes will be paid to the consenting holders of such 2019 Notes on or before October 23, 2014.  IGT has waived the condition to receive the required consents from the 2020 Notes and the 2023 Notes prior to the payment of this consent fee.

© IGT. All rights reserved.

IGT is also amending the terms of the consent solicitation to extend the expiration date of the consent solicitation with respect to the 2020 Notes to 5:00 p.m., New York City time, on October 22, 2014 (the “New Expiration Date”), unless further extended or terminated by IGT and increasing the consent fee applicable to the 2020 Notes. Holders of 2020 Notes who validly deliver (and do not revoke) consents to the proposed amendment on or prior to the New Expiration Date will now be eligible to receive a consent fee equal to $10.00 in cash per $1,000 principal amount of 2020 Notes if the proposed amendment becomes effective. The higher consent fee will also be payable to holders of 2020 Notes who have previously delivered (and not revoked) consents if the proposed amendment becomes effective. Additionally, IGT has waived the condition to receive the required consents from the 2023 Notes prior to the payment of this consent fee.  All other terms and conditions of the consent solicitation with respect to the 2020 Notes remain as set forth in the Solicitation Statement.

IGT did not receive the requisite consents from holders of a majority in outstanding principal amount of the 2023 Notes prior to the Original Expiration Date. However, IGT is not extending the expiration date for the consent solicitation for the 2023 Notes.

IGT has retained Citigroup Global Markets Limited, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC to act as solicitation agents in connection with the consent solicitation and D.F. King & Co., Inc. to act as the information and tabulation agent for the consent solicitation. Questions regarding the terms and conditions of the consent solicitation may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 (toll free within the U.S.) or (212) 250-2955 (collect) or Citigroup Global Markets Limited at (800) 558-3745 (toll free within the U.S.) or (212) 723-6106 (collect).  Requests for documents and questions regarding the procedures for submission of consents may be directed to D.F. King & Co., Inc. at (800) 884-5882 (toll free) or (212) 269-5550 (collect).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the proposed amendment or any securities. No recommendation is being made as to whether holders of Notes should consent to the proposed amendments.

The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding IGT and the consent solicitation.  Any statements included in this press release that address activities, events or developments that will or may occur in the future are forward looking, and include among others, statements regarding: (i) the proposed amendments, (ii) the expected payment of the consent fee, and (iii) the consummation of the merger of IGT and GTECH.  Actual results may differ materially due to a variety of factors including: changed market conditions, the conditions for completing the merger, the participation of and level of participation by the holders of Notes in the consent solicitation and other factors listed in the Solicitation Statement under “Cautionary Statement Regarding Forward-Looking Statements.”  Except as required by law, IGT undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change. Do not place undue reliance on forward-looking information.

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About IGT:

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for markets around the world. IGT’s acquisition of DoubleDown Interactive provides engaging social casino style entertainment to approximately 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT.  Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com .

IGT Contact:

Kate Pearlman

Vice President, Investor Relations and Treasury

+1 702-669-6451